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                                                        Exhibit 3.01

                             SHAREHOLDERS AGREEMENT

By this private deed:

1) ODEBRECHT QUIMICA S/A, a stock company with head office at Av. das Nacoes Unidas no 4777, 3o andar, Sala 3, in the City of Sao Paulo, State of Sao Paulo, enrolled in the National Roll of Corporate Taxpayers under # 57.015.018/0001-84 ("Odebrecht"), herein represented by its undersigned legal representatives (Odebrecht and those companies directly or indirectly controlling or controlled by or under common control with Odebrecht hereinafter jointly referred to as "Odebrecht Group"); and

2) PETROQUIMICA DA BAHIA S/A, a stock company with head office at Rua Miguel Calmon no 57, 20 andar (parte), in the City of Salvador, State of Bahia, enrolled in the National Roll of Corporate Taxpayers under # 13.943.667/0001-70 ("PQBA"), herein represented by its undersigned legal representatives (PQBA and those companies directly or indirectly controlling or controlled by or under common control with PQBA hereinafter jointly referred to as "PQBA Group");

     all of them referred to jointly as Parties and severally as Party.

WHEREAS:

A) on November, 1999, the Groups "Odebrecht", "PQBA" and "Economico" signed a Memorandum of Understandings (as subsequently amended) aiming at conveying, by means of controlled companies, certain petrochemical assets ("Northeast Assets - Memorandum") located in the Petrochemical Pole of Camacari and, as a result, three (03) Auctions were carried out to sell said assets;

B) in the 1st Auction, on December 14th, 2000, the only proposal that was submitted did not meet the Binding Price, as set out in the Memorandum of Understandings; in the 2nd Auction, dated March 27th, 2001, despite the substantial reduction of price in comparison to the 1st Auction, no proposal was submitted at all;

C) the absence of proposals in the 2nd Auction caused Odebrecht Group and PQBA Group, supported by certain financial institutions, to join in order to
     restructure  the  Petrochemical  Pole  of  Camacari,   beginning  with  the
     corporate uncrossing of the involved companies and the second-generation companies integration to Copene - Petroquimica do Nordeste S/A ("Corporate Restructuring");
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D)   on July 25th,  2001,  the Central Bank of Brazil,  acting as  liquidator of
     Banco   Economico,   carried   out  the  auction  of  the   Economico   S/A
     Empreendimentos assets, whose winner was a module of Odebrecht Group named Nova Camacari Participacoes S/A;

E) after the financial settlement for the Auction, both the (i) uncrossing of the shares issued by Norquisa and indirectly held by Polialden - which shares started being held by Odebrecht Group - and the (ii) conveyance to Copene of all the shares issued by Nova Camacari took place;

F) PQBA Group holds directly or indirectly 92,808,018 common shares and 2,980,408 preferred shares issued by Norquisa, fully subscribed and paid up and free from any burdens, liens or encumbrances whatsoever, excepting those listed in the "Sixth Amendment and Deed of Consolidation to the Agreement of Shareholders of Nordeste Quimica S/A - Norquisa", dated 01/10/1995 ("Sixth Amendment") and, in its turn, Odebrecht Group holds directly or indirectly 229,339,518 common shares and 7,340,707 preferred shares issued by Norquisa, fully subscribed and paid up and free from any burdens, liens or encumbrances whatsoever, excepting those listed in said Sixth Amendment;

G) the Parties do hereby decide to execute this Agreement, whereby they rule their relationships as direct or indirect shareholders of Copene, and this document is to take into account the Corporate Restructuring steps, also running upon the Copene management and the preferred right as to the purchase of shares issued by Copene and/or Norquisa;

NOW, THEREFORE, both parties sign this Agreement to be governed by the following clauses and conditions:

1 -  Definitions:

1.1 In addition to other terms defined hereunder, the following ones will have the meanings set out below, when written in capital letters:

a) "Shareholder" means any of the Parties hereto as well as their successors, affiliates or fellow companies that may have the rights and duties hereunder transferred to it.

b) "Shares" means those shares issued by Norquisa at this time directly or indirectly held by each Party. For the purposes hereof, "Shares" shall include any and all shares that may be added to such Shares issued by Norquisa in case of bonus, split or combination. It is here and now agreed and understood that,
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in case Norquisa is wound up, only those shares issued by Copene and received by the Shareholders as a result of their current equity in Norquisa will be taken into account for the purposes hereof, and any shares issued by Norquisa or Copene and received in view of the Corporate Restructuring foreseen for the Petrochemical Pole integration shall not be reckoned.

c) "Affiliate" or "Affiliates" means, regarding any Party, any individual or corporation resident or headquartered in Brazil or abroad, which (i) is directly or indirectly controlled by such Party; (ii) directly or indirectly controls such Party; or (iii) is directly or indirectly controlled by any person directly or indirectly controlling such Party.

2 -  Subject Matter:

2.1 The subject matter hereof is to rule the relationships between the Parties as direct or indirect shareholders of Copene and to run upon the preferred right as to the Shares as well as the Copene management and control, whether directly or by means of Norquisa.

3 -  Preferred Right:

3.1 By this private deed and according to law, PQBA grants to Odebrecht the preferred right to purchase common shares out of the set of Shares held by PQBA, and therefore such common shares may not be sold, assigned, transferred, granted to another company's capital or otherwise, whether directly or indirectly, conveyed, promised to convey or encumbered, given in beneficial ownership or trust (all these acts hereinafter referred to as "Conveyance"), without having been first offered to Odebrecht, on even terms, according to this clause.

3.2 In like manner, Odebrecht grants to PQBA the preferred right to purchase common shares held by Odebrecht, exactly as provided by clause 3.1 above. The preferred right herein granted by Odebrecht will be valid until the date in which Odebrecht Group shall transfer to Copene all the petrochemical assets directly or indirectly held by Odebrecht, as listed in Exhibit 3.2 attached hereto, and after such date the preferred right herein granted by Odebrecht to PQBA shall be revoked.

3.3 Such legal acts or things described in clauses 3.1 and 3.2 above, when performed by any of the Parties, their affiliates and/or successors, without the previous written consent of the other Party pursuant to this clause 3, will be subject to annulment, without prejudice to any other penalties provided by law, in addition to indemnity for losses and damages and loss of profits.
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3.4 If any  Shareholder  wishes to convey all or any part of its  common  shares
(the "Offeror"), it must inform its intention to the other Shareholder signing this Agreement (the "Offeree"), in writing, mentioning the class, if any, and the quantity of Shares it intends to convey, as well as the conditions for such operation, including price, which must be paid invariably in domestic currency (the denomination thereof in another currency being allowed, to be converted the day the offer is accepted, according to the law in force), payment conditions, interest rate, the name of the person interested in purchasing (showing its final controller) and any other information that might be relevant to the concrete case, so as the Offeree may exert its preferred right according to clause 3.1 or 3.2 below, as the case may be.

3.5 The Offeree will enjoy preferred right to purchase the offered Shares for the same price and in the same payment conditions as those offered by the interested third party, also adhering to what follows:

     (a) the exertion of the preferred right shall take place within a term of thirty (30) days from the date the notice referred to under clause 3.4 is received and will be valid only when encompassing all and nothing less than all the offered Shares; such preferred right shall be exerted upon the delivery of a written notice by the interested Offeree to the Offeror;

     (b) once manifested the exertion of the preferred right, the respective purchase will be completed within thirty (30) days after the deadline set forth in subsection (a) above.

3.6 If said term of thirty (30) days referred to under clause 3.5(a) elapses and the Offeree has not manifested its interest, or said term of thirty (30) days referred to under clause 3.5(b) elapses and the offered Shares have not been purchased by the Offeree, the Offeror will be free to convey such Shares for the same price and conditions as those firstly offered by the interested third party, within the next succeeding thirty (30) days. After such term is elapsed, or in case the Conveyance conditions and/or price are different, the offer shall be renewed.

3.7 In case the common shares held by one of the Shareholders are pledged, the relevant offer for the conveyance of such Shares will be deemed duly made to the other Shareholder if no legal constriction is designed within the next succeeding one hundred and twenty (120) days from the date the pledge is effected, or within up to five (05) days before the date the respective auction takes place, whichever is the longest. In this case, "offer price" means the updated worth of the common shares and, should the other Shareholder be interested in exerting its preferred right, he will be invested with full powers to apply for those pledged common shares to be substituted by money, according
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to the  provisions  and  period  of time  set out in  article  668 of the  Civil
Procedure Code.

3.8 The provisions of clause 3.9 below being complied with, if Odebrecht wishes to convey its Shares, whether directly or indirectly, in full or in part, PQBA will be entitled (but not required) to convey its Shares for the same pro rata price and in the same conditions, together with those Shares offered by Odebrecht ("Joint Sale"), it being understood that the number of Shares to be included by PQBA in the Joint Sale must represent a percentage of the total number of Shares held by it equal to or lower than the percentage represented by the number of Shares offered by Odebrecht as regards to the total number of Shares held by it. To such effect, PQBA must inform Odebrecht in writing about its intention to exert the Joint Sale right referred to hereunder within a term of thirty (30) days from the date the notice referred to under clause 3.4 is received. If the interested third party does not wish to purchase all or any part of the Shares that have been added to those firstly offered Shares as a result of the Joint Sale referred to hereunder, the quantity of Shares to be conveyed to the interested third party by Odebrecht and PQBA must be reduced accordingly.

3.9 Without prejudice to the aforementioned provisions, should Odebrecht, at any time, whether directly or indirectly, in one or more operations, convey Shares meaning loss of direct or indirect control of Norquisa, conjointly with PQBA Group, PQBA will be entitled (but not required) to convey all its Shares for the same average unit price per Share and in the same conditions, together with those Shares conveyed by Odebrecht. To such effect, PQBA must inform Odebrecht in writing about its intention to exert the Joint Sale right referred to hereunder within a term of thirty (30) days from the date the notice referred to under clause 3.4 is received. In case the interested third party does not wish to purchase all or any part of the Shares that have been added to those Shares firstly offered by Odebrecht as a result of the Joint Sale referred to hereunder, the conveyance of the Shares may not take place.

3.10 Odebrecht does hereby irrevocably and unchangeably grant and guarantee to PQBA Group the right (but not the obligation) to joint sale (tag along) the whole equity held by PQBA Group in the corporate capital of Copene, in case of sale or transfer, under any concept whatsoever, to third parties, of the direct or indirect control on Copene, after the completion of the Corporate Restructuring foreseen for the integration of the Petrochemical Pole of Camacari, in the same conditions as those offered by the purchasing third party to the shareholders controlling Copene.

4 -  Vote Agreements:

4.1 Both Parties do hereby commit themselves to exert their voting rights as to Norquisa and/or Copene according to the provisions of this clause 4, as well as to advise their representatives in the Administration Board or in the Board of Directors of those companies to do so.

4.2 Both Parties commit themselves to cause all steps of the Corporate Restructuring to be fulfilled, exerting their voting rights always aiming at the faithful compliance with and regular course of the Corporate Restructuring process, including:

     (i) transfer of all the petrochemical assets directly or indirectly held by Odebrecht Quimica to Copene;

    (ii) option for PQBA to be able to transfer its second-generation assets, whether directly or indirectly held, to Copene;

   (iii)  migration   to   Copene   of   the   minor    shareholders    of   the
          second-generation companies directly or indirectly controlled by PQBA and Odebrecht Quimica S/A.

4.3 Odebrecht Group shall appoint, whether directly or indirectly, the majority of the Administration Board members of Norquisa and the majority of the Administration Board members of Copene, and PQBA is entitled to appoint at least one member of the Administration Board of Norquisa and at least one member of the Administration Board of Copene. It is further agreed that Odebrecht Group shall appoint, whether directly or indirectly, all the members of the Board of Directors of Norquisa and Copene, it being understood that, should the Administration Board of Norquisa be wound up, PQBA Group shall be entitled to appoint at least one member for the Board of Directors of Norquisa.

4.4 Both Parties do hereby commit themselves to exert their voting rights as to Copene in order to make it feasible the transfer of the petrochemical assets directly or indirectly held by Odebrecht Quimica to Copene, upon any modality of conveyance permitted by the law, also ensuring to PQBA the chance to transfer its second-generation petrochemical assets, whether directly or indirectly held, in the same conditions and at the same criteria as those applied to the transfer of Odebrecht Quimica assets.

4.5 Both Parties do hereby commit themselves to exert their voting rights as to Copene in order to promote the migration to its corporate capital of the minor shareholders of the second-generation companies controlled by Copene, and also promise to vote for the second-generation companies integration to Copene as soon as such migration takes place.
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5 -  Representations and Guarantees:

5.1 Each Party hereby represents and guarantees to the other Party that:

     (a) it is duly organized and validly existing under the laws of its jurisdiction, enjoys full power and authority, as the case may be, to execute this Agreement and undertake the obligations contained herein; the execution of this Agreement and the compliance with the obligations hereunder were duly authorized by the respective managing boards of each Party;

     (b) excepting this instrument, it is not a party to or bound by any other agreement whatsoever, regarding the ownership, transfer or liens on its Shares conflicting the provisions hereof, aside from the Agreement of Shareholders of Nordeste Quimica S/A - Norquisa;

     (c) it is the rightful owner of its Shares, which Shares are free and clear from any burdens, debts, doubts and disputes whatsoever, in respect of third parties;

     (d) this Agreement is a legal, valid, effective and binding obligation that the respective Party may be required to comply with pursuant to the provisions set forth herein.

6 -  Miscellaneous:

6.1 The Party failing to comply with any provisions hereof or stating any faithless representations or guarantees will be deemed a defaulter and shall bear every burden and consequence from such default, being subject to payment for losses and damages it may give rise to.

6.2 Whenever this Agreement requires or allows any consent, approval, notification or request from one Party to the other Party, such consent, approval, notification or request will be deemed delivered and received if: (i) delivered personally or by telegram; (ii) sent by ordinary mail, upon prepaid, certified or registered postage; in any event, provided it is sent to such persons at such addresses listed below for each Party:

If to Odebrecht:

Av. das Nacoes Unidas no 4.777, 30 andar
Sao Paulo, Sao Paulo
Care of: Board of Directors

If to PQBA:

Praca Pio X, 9o andar, Centro
Rio de Janeiro, RJ
Care of: Mrs. Livia Mariani Soter
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6.4 The failure by any of the Parties in exerting any right set forth  hereunder shall be construed separately and may not be deemed as waiver by any of the Parties or novation as to any obligation contained herein, which failure shall be deemed a mere act of gratuity.

6.5 This Agreement is executed as an irrevocable and unchangeable deed, binds the Parties and their successors whomsoever, and may be amended only by means of written agreement signed by both Parties.

6.6 Any default to or noncompliance with any obligations hereunder will grant the affected Party the right to demand in court the compliance with such obligation, upon specific enforcement, since this is an extrajudicial document valid to commence an execution process, for all purposes and effects of articles 461, 632, 639 et. seq. of the Civil Procedure Code.

6.7 The Parties hereby commit themselves to consult each other whenever there is any need to disclose the contents hereof to third parties.

6.8 This Agreement will be governed by, construed under and subject to the laws of Brazil; in case of any noncompliance with the obligations undertaken hereunder, the Parties hereby elect the Court of the County of the Capital of the State of Bahia to settle any disputes or controversies arising hereof, excluding any other one, the most privileged it might be.

And, being thus fair and agreed, the Parties cause this Agreement to be signed in two (02) copies of equal form and substance, and for a single effect, in the presence of the two undersigned witnesses.

Salvador, July 27th, 2001.

[sign.](illegible) ODEBRECHT QUIMICA S/A

[sign.](illegible) PETROQUIMICA DA BAHIA S/A

Witnesses:

1. [signature]                          2. [signature]
Name: (illegible)                       Name: (illegible)
Taxpayer Card:  063.346.438-43          Taxpayer Card:  041.490.088-09